Exhibit 10.2.1

                                    AGREEMENT

This Agreement dated this 19th day of April, 2004, between Nova Electric Systems Inc. (Nova), a private registered Nevada corporation and Nu Age Electric Inc. (Nu Age) a private registered Nevada Corporation wherein the parties agree to the following:

WHEREAS:

A. Nu Age has acquired, by certain agreements, all of the rights relating to the manufacture of certain vehicles to be powered electrically and other electric powered products with the Hero Group of Companies in the country of India.

The first Agreement between Nu Age and Hero is for the production of Hero mountain bicycles and scooters which Nu Age can be adapt to an electric power drive system. These electric powered mountain bikes and scooters are for delivery in the USA, South American and European markets.

The second agreement is for the production by Hero of the Nu Age electric powered children's toy's. Hero will build the frames and bodies for these units and Nu Age will supply the electric power drive system. These units will be for the India, Asia, USA and other world markets.

The third Agreement is for a proposed JV between Nu Age and Hero to build a lithium battery production plant and an electric power drive system assembly plant in India. The production plant will be for the production of lithium batteries to be used on the Nu Age electric powered vehicles and for other commercial viable projects worldwide. The assembly plant will be used to assemble the lithium "electric power drive system" on all Nu Age vehicles and products in India as substantial savings for delivery worldwide.

Nu Age is in process of developing other major agreements with Hero for the production and sale of other electric powered vehicles and products for worldwide distribution in the near future.

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In addition, Nu Age, by and through their associate engineers has designed and developed the engineering for new "electric battery powered drive systems" (systems) technology. This technology has also been used to instrall these electric drive systems on electric Go-Karts, NEV's (Neighborhood Electric Vehicles) ATV units, bicycles, scooters, mo-peds, op[en wheel racecars, children's electric toys and a wide variety of other vehicles and products. This exceptional technology will be used to install these electric drive systems on all land and watercraft vehicles for exceptionally powerful, quiet and environmental friendly performance.

Nu Age operates a facility in Las Vegas Nevada and a facility in Las Angels California under a consulting agreement with an electrical physicist engineer. These two facilities are used for R & D purposes to develop electric powered vehicles in conjunction with "Hero Manufacturing", "Nova Electric Systems" and other strategic partners with "Nu Age Electric Inc.".

B. For and in consideration of the express benefits Nu Age can provide to Nova defined in "A" above and for the express interest Nova has to acquire 100% of the rights to the use of the technology and to the agreements between Hero and Nu Age held by Nu Age, the parties mutually agree to the following:

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual agreements and covenants herein contained, the parties hereby covenant and agree as follows:

1) Nova agrees to purchase from Nu Age and Nu Age agrees to sell to Nova 100% of the rights Nu Age has acquired by agreements relating to the manufacture and sale of certain vehicles to be powered electrically with the Hero Group of Companies in the country of India and all rights pertaining to the proposed JV for the lithium production plant and assembly plant on the following terms:

1.1 Nova shall agree to pay to Nu Age a total of $650,000 USD for 100% of the rights to these Hero agreements included in (A) above, payable with $450,000 upon the acceptable funding of Nova and or by May 30, 2004. The balance of $200,000 shall be paid at $20,000 per month for ten months beginning 7-01-04

1.2 With the purchase of these first three agreements between Nu Age and Hero, Nova will have the "first right of refusal" to acquire any other additional agreements that Nu Age may negotiate between Nu Age and Hero for the production and delivery of other electric powered vehicles and products for worldwide distribution

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1.3 In addition, Nova will also hold the "first right of refusal" to acquire any and all additional agreements which Nu Age, and the associates of Nu Age may negotiate for the production, sale and distribution of any and all electric powered vehicles and products worldwide.

1.4 Nu Age agrees to provide to Nova the rights to install the electric battery powered drive system on all Nova electric powered vehicles and products. These rights will included all vehicles Nova desires to install these "systems" for all land and watercraft vehicles. These rights will also include the "first right of refusal" for the use all new technology that may be designed by the Nu Age associate partner engineers in the future.

1.5 For these "rights" and express benefits listed in "A" above, in addition to the cash payment requirements and obligations listed above, Nova shall cause to be delivered to Nu Age a total of 21,000,000 common shares of Nova Stock. In addition Nu Age will have the express right to exercise an option to purchase an additional 1,500,000 shares of Nova common stock at $.50 per share and 1,000,000 shares of Nova common stock at $1.00 per share within one year of the date of the signing of this agreement.

1.6 Nova also agrees that Nu Age shall receive a total of 15% of the gross net profits from the sale of all electric powered vehicles and products, and/or all other products sold through and by the agreements arranged by Nu Age or the associates of Nu Age who are referred to Nova by Nu Age. Nova shall receive 85% of all gross net profits and all other additional benefits derived from the functions and operations of these agreements.

C. Nu Age shall remain a consultant to the operations of Nova in perpetuity for the contracts, agreements and operations with the associates of Nu Age for the success of these operations between the parties. Nu Age shall also use their best efforts to arrange additional International Licenses for the distribution and salesof the electric powered vehicles and products in the countries as Mexico, Chile, Brazil, Italy, Germany, France, Canada, Spain and many other countries who have expressed a sincere interest in these exceptional products through the associates of Nu Age.

D. Nu Age shall act as a consultant for Nova in the continued operations of the Nu Age R & D facility in Las Vegas, Nevada for the design engineering of many other additional products and technology which can be acquired by Nova for the benefit of Nova and all parties to the agreements with Nova.

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E. Nu Age agrees that this agreement can be transferred in whole by Nova to any third party for the benefit of both Nova and Nu Age. It is agreed between the parties that Nova shall proceed in an expeditious manner to make an agreement with a public traded company for the purposes of a financing capability t make the above-described payments and for the delivery of the shares containing a "market value" on a timely basis to Nu Age.

F. Both parties agrees that changes or additions or delegations on this agreement can occur by the mutual consent of both parties in writing.

G. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject of this Agreement.

H. INDEMNITY

In addition to any and all other rights and remedies available to Nova, Nu Age agrees to indemnify, defend, and hold harmless Nova, its officers, directors, shareholders and affiliates, and their respective successors and assigns, from and against any and all liabilities, claims, loses, costs, expenses, penalties, fines, forfeitures, judgments, or damages, including reasonable attorneys' fees and court costs arising directly or indirectly from (i) any act or omission of Nu Age or any employee or agent of Nu Age (ii) the failure of Nu Age to comply with any applicable law, regulation, order, rule, or other legal requirement;

(iii) Nu age's failure to perform any of its obligations under this agreement;
(iv) any falsity, incorrectness, or incompleteness in any material respect of any representations or warranty made by Nu Age under this Agreement; (v) any violation of any copyright, service mark or trademark of any information contained in this Agreement; (vi) incomplete, inaccurate or untimely information contained in this Agreement; (vii) any claims of any violation of financial responsibility from any of the lenders, stockholders or any other financial associates of Nu Age.

I. NOTICE

Any notice which may be required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered;

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J. TIME OF ESSENCE

In the case of Nu Age address as follows:

         Mr. Lee Eastman, 10616 Eagle Nest St., Las Vegas, NV 89141

And in the case of Nova addressed as follows:

         Mr. Merrill W. Moses, 201 Lomas Santa Fe, Suite $420, Solana Beach, Ca. 92075

K. TITLES

Time shall be of the essence of this Agreement with some obligations due by May 30, 2004 as well as the requirements for shares to be delivered to Nu Age share holders on a timely basis.

L. SCHEDULES

The schedules attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.

M. SEVERABILITY

If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdictions, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of remaining provisions contained herein shall not in any way be affected or impaired thereby.

N. APPLICABLE LAW

The situs of the Agreement is Las Vegas, Nevada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with laws prevailing in the State of Nevada. The parties hereto agree to attorn to the jurisdiction of the Courses of the State of Nevada.

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O. CURRENCY

All funds described in this Agreement shall be in the lawful currency of the United States of America.

P. ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and to their respective successors and permitted assigns.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

NU AGE ELECTRIC INC.

/s/ Lee Eastman
-----------------------------
per: Lee Eastman, President


NOVA ELECTRIC SYSTEMS INC.

/s/ Merrill Moses
-----------------------------
per: Merrill Moses, President

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